Exhibit 99.2

GNP Group of Pineville, LLC

Financial Statements for the Years Ended

December 31, 2018 and 2017 and

Independent Auditor’s Report

GNP GROUP OF PINEVILLE, LLC

TABLE OF CONTENTS

Page

Independent Auditor’s Report	1

Financial Statements:

Balance Sheets as of December 31, 2018 and December 31, 2017	2

Statements of Income for the Years Ended December 31, 2018 and December 31, 2017	3

Statement of Changes in Members’ Deficit for the Years Ended December 31, 2018 and December 31, 2017	4

Statement of Cash Flows for the Years Ended December 31, 2018 and December 31, 2017	5

Notes to Financial Statements	6-9

INDEPENDENT AUDITORS’ REPORT

To the Members of GNP Group of Pineville, LLC:

We have audited the accompanying financial statements of GNP Group of Pineville, LLC (the “Company”) which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of income, changes in members’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with generally accepted accounting principles in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits in accordance with generally accepted auditing standards in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditors’ judgment, including assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GNP Group of Pineville, LLC as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with generally accepted accounting principles in the United States of America.

/s/ GreerWalker LLP

Certified Public Accountants
July 8, 2019
Charlotte, NC

GNP GROUP OF PINEVILLE, LLC

BALANCE SHEETS

	December 31,	December 31,
	2018	2017
ASSETS

CURRENT ASSETS:
Cash	$427,090	$460,493
Restricted cash	470,514	224,119
Total current assets	897,604	684,612

PROPERTY, NET	6,501,652	6,810,460

OTHER ASSETS, NET	29,398	51,121

TOTAL ASSETS	$7,428,654	$7,546,193

LIABILITIES AND MEMBERS’ DEFICIT

CURRENT LIABILITIES:
Current portion of note payable	$182,132	$173,037
Accounts payable and accrued expenses	243,676	157,337
Total current liabilities	425,808	330,374

NONCURRENT PORTION OF NOTE PAYABLE, NET	9,019,241	9,170,062

TOTAL MEMBERS’ DEFICIT	(2,016,395)	(1,954,243)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$7,428,654	$7,546,193

See accompanying notes to financial statements.

GNP GROUP OF PINEVILLE, LLC

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

REVENUE	$4,090,984	$4,284,730

OPERATING EXPENSES	3,095,851	3,184,674

INCOME FROM OPERATIONS	995,133	1,100,056

OTHER EXPENSE
INTEREST EXPENSE	(512,285)	(520,618)

NET INCOME	$482,848	$579,438

See accompanying notes to financial statements.

GNP GROUP OF PINEVILLE, LLC

STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

BALANCE, DECEMBER 31, 2016	$(2,113,681)

Net income	579,438

Contributions from members	(420,000)

BALANCE, DECEMBER 31, 2017	(1,954,243)

Net income	482,848

Distributions to members	(545,000)

BALANCE, DECEMBER 31, 2018	$(2,016,395)

See accompanying notes to financial statements.

GNP GROUP OF PINEVILLE, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$482,848	$579,438
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	308,808	310,049
Amortization	26,804	26,764
Changes in operating assets and liabilities:
Restricted cash	(246,395)	(92,213)
Other assets	17,842	—
Accounts payable and accrued expenses	86,339	58,385

Net cash provided by operating activities	676,246	882,423

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property	—	(78,303)

Net cash used in investing activities	—	(78,303)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable	(164,649)	(156,317)
Distributions to members	(545,000)	(420,000)

Net cash applied to financing activities	(709,649)	(576,317)

NET CHANGE IN CASH	(33,403)	227,803

CASH BALANCE, BEGINNING OF YEAR	460,493	232,690

CASH BALANCE, END OF YEAR	$427,090	$460,493

See accompanying notes to financial statements.

GNP GROUP OF PINEVILLE, LLC

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

1.                                      ORGANIZATION AND SUMMARY SIGNIFICANT ACCOUNTING POLICIES

Organization - GNP Group of Pineville, LLC (the “Company”) was formed and began operations on September 23, 2004.  The Company’s corporate office is located in Charlotte, North Carolina.  The Company owns and operates a Hampton Inn hotel in Pineville, North Carolina.

Basis of Presentation - The accompanying financial statements have been prepared for the purpose of complying with the provisions of Article 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to the acquisition of a significant business to be included with certain filings with the SEC. The financial statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (‘‘GAAP’’).

Use of Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures.  Accordingly, the actual amounts could differ from those estimates.  Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

Revenue Recognition - Revenue is recognized when rooms are occupied, and services have been rendered.

Cash - The Company maintains cash deposits with financial institutions that, at times, may exceed federally insured limits.

Restricted Cash - Restricted cash consists of required escrow deposits for insurance and taxes related to the Company’s note payable, as well as a reserve for replacement of furniture and fixtures as outlined in the franchise agreement.

Property - Property is recorded at cost.  Depreciation and amortization are computed using straight-line methods based on the estimated useful lives of the respective assets.

Debt Issuance Costs - Costs associated with acquiring debt are capitalized and amortized over the term of the related debt on a straight-line basis. Total amortization during the years ended December 31, 2018 and 2017 was $22,923, which is included in interest expense in the accompanying statements of income. The unamortized debt issuance costs are netted against the Company’s note payable balance in the accompanying balance sheets.

Income Taxes - For income tax purposes, the Company is considered to be a partnership.  No provision for federal or state income taxes has been made in the accompanying financial statements since the members include their allocable share of the Company’s taxable income or loss in their respective individual income tax returns.

The Company records liabilities for income tax positions taken or expected to be taken when those positions are deemed uncertain to be upheld in an examination by taxing authorities No liabilities for uncertain income tax positions were recorded as of December 31, 2018 and 2017.

Royalty and Program Expense - The Company operates under the terms and conditions of a franchise agreement.  The franchise agreement requires royalty and program payments to the franchisor based on 8.00% of gross room revenues, as defined.

The Company expenses royalty and program expenses as incurred.  Total royalty and program expenses were approximately $281,000 and $297,000 during the years ended December 31, 2018 and December 31, 2017, respectively.  This amount is included in operating expenses in the accompanying statements of income.

Recent Accounting Pronouncements - In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for fiscal years beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company is evaluating the impacts of the new standard and does not expect the adoption of the standard to have a material impact on the Company’s financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash, which is intended to reduce diversity in practice in the classification and presentation of changes in restricted cash in the statement of cash flows. Under this standard, restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown in the statement of cash flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company is evaluating the impacts of the new standard and does not expect the adoption of the standard to have a material impact on the Company’s financial statements.

2.                                      PROPERTY

Property consisted of the following as of December 31, 2018 and 2017:

	2018	2017

Land	$666,600	$666,600
Buildings and improvements	6,998,056	6,998,056
Furniture, fixtures and equipment	2,177,737	2,177,737

Subtotal	9,842,393	9,842,393

Less accumulated depreciation	3,340,741	3,031,933

Total, net	$6,501,652	$6,810,460

3.                                      NOTE PAYABLE

The note payable balance consisted of the following as of December 31, 2018 and 2017:

	2018	2017

Note payable to a Goldman Sachs Mortgage Company, collateralized by substantially all of the Company’s assets and guaranteed by certain of the Company’s members, subject to prepayment penalties, as defined in the loan agreement. Payable in monthly payments of $54,501 plus accrued interest of 5.133%, through May 2024. The note matures in June 2024 and all outstanding principal and accrued interest is due at that time.

	$9,325,541	$9,490,190

Less: unamortized debt issuance costs	124,168	147,091

Total, net	9,201,373	9,343,099

Less current portion	182,132	173,037

Noncurrent portion	$9,019,241	$9,170,062

Aggregate maturities required on long-term debt at December 31, 2018 were as follows:

During the year ending December 31:

2019	$182,132
2020	192,705
2021	201,781
2022	212,387
2023	223,550
Thereafter	8,312,986

Total	$9,325,541

4.                                      OPERATING AGREEMENT

The members of the Company are subject to an operating agreement which specifies the rights and obligation of its members.  In accordance with the terms of the agreement, each member’s liability is limited to the capital they have contributed to the Company.  Among other things, the agreement stipulates the allocation of profits, losses and distributions to its members, as well as the terms and conditions under which ownership interests can be sold or transferred.

5.                                      RELATED PARTY TRANSACTION

The Company pays management fees to an entity affiliated through common ownership.  During the years ended December 31, 2018 and 2017, the Company incurred $176,083 and $185,870 in management fees, respectively, all of which were paid during the year incurred.

6.                                      SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31, 2018 and 2017 is as follows:

	2018	2017

Cash payments for interest	$489,362	$497,695

7.                                      Subsequent Events

In preparing these financial statements, the Company has evaluated events and transactions for recognition or disclosure through July 8, 2019, the date these financial statements were available to be issued.

On March 19, 2019, the Company sold its hotel property for sale price of $13.9 million. In addition to the sale price, the Company may be entitled to additional consideration if the property exceeds certain performance criteria after the sale. At any time during the period April 1, 2020, to April 30, 2023, the Company may make a one-time election to receive its additional consideration. The variable amount of additional consideration, if any, is based on increases in net operating income for a selected 12-month period of time. In conjunction with the sale of the property, the buyer assumed the existing loan on the property with an outstanding balance of $9.3 million at the time of sale, and the Company was effectively release from all liability relating to the loan.